Exhibit 2

CMI TAX DEFERRED SAVINGS PLAN

FINANCIAL STATEMENTS
AND SUPPLEMENTAL SCHEDULE

TOGETHER WITH REPORT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

DECEMBER 31, 2013 AND 2012

MORRIS DAVIS CHAN & TAN LLP
Certified Public Accountants

CMI TAX DEFERRED SAVINGS PLAN

TABLE OF CONTENTS

Page
Report of Independent Registered Public Accounting Firm	1
Audited Financial Statements:
Statements of Net Assets Available for Benefits as of December 31, 2013 and 2012	2
Statements of Changes in Net Assets Available for Benefits for the Years Ended December 31, 2013 and 2012	3
Notes to Financial Statements	4-12
Supplemental Schedules*
Schedule H, Line 4i - Schedule of Assets Held as of December 31, 2013	13

*There are no other supplemental schedules required to be filed by Section 2520.103-10 of the Department of Labor Rules and Regulations for Reporting and Disclosure under ERISA.

i

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Plan Administrator
CMI Tax Deferred Savings Plan

We have audited the accompanying statements of net assets available for benefits of the CMI Tax Deferred Savings Plan (the Plan) as of December 31, 2013 and 2012, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As describe in Note B to the financial statements, the Board of Directors of the Chevron Mining, Inc. voted on October 31, 2013 to terminate the Plan. As a result, the Plan changed its basis of accounting used to determine the amount at which the net assets available for benefits is stated, from the ongoing plan basis used in presenting the 2012 financial statements to the liquidation basis used in presenting the 2013 financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2013 and 2012, and the changes in net assets available for benefits for the years then ended in conformity with U.S. generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held as of December 31, 2013 is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ Morris Davis Chan & Tan LLP
Oakland, California
June 24, 2014

CMI TAX DEFERRED SAVINGS PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2013 AND 2012

	2013	2012
	Liquidation	Ongoing Plan
	Basis	Basis

ASSETS
Investments, at fair value:
Chevron Corporation common stock	$380,169	$397,523
Collective investment fund	427,075	453,893
Mutual funds	1,031,623	1,104,812
Total investments	1,838,867	1,956,228
Noninterest-bearing cash	167	167
Other receivable	25	—

Total assets	1,839,059	1,956,395

LIABILITIES	—	—

NET ASSETS REFLECTING ALL INVESTMENTS
AT FAIR VALUE	1,839,059	1,956,395

Adjustment from fair value to contract value for
fully benefit-responsive investment contract	(3,360)	(12,811)

NET ASSETS AVAILABLE FOR BENEFITS	$1,835,699	$1,943,584

See accompanying notes to financial statements.

CMI TAX DEFERRED SAVINGS PLAN
STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

	2013	2012
	Liquidation	Ongoing Plan
	Basis	Basis

ADDITIONS
Investment income:
Net appreciation in fair value of investments	$203,662	$140,660
Dividend and interest income	77,424	37,095

Total additions	281,086	177,755

DEDUCTIONS
Distributions to participants	387,971	394,009
Administrative expenses	1,000	932

Total deductions	388,971	394,941

NET DECREASE	(107,885)	(217,186)

NET ASSETS AVAILABLE FOR BENEFITS
Beginning of year	1,943,584	2,160,770

End of year	$1,835,699	$1,943,584

See accompanying notes to financial statements.

CMI TAX DEFERRED SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

A.	DESCRIPTION OF TERMINATING PLAN

The following description of the CMI Tax Deferred Savings Plan (the Plan) provides only general information. Participants should refer to the Plan agreement for a complete description of the Plan’s provisions.

General
The Plan is a defined contribution plan sponsored by Chevron Mining Inc., (CMI, the Company or Plan Sponsor). The original Plan was established effective January 1, 1999 by the Sponsor for the benefit of its employees to qualify under Section 401(k) of the Internal Revenue Code (the Code). The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA), as amended. The Company administers the Plan and has appointed an employee to serve as the Plan administrator. The assets of the Plan are maintained in a trust fund administered under a trust agreement with Merrill Lynch Bank & Trust Co., FSB (Merrill Lynch, the Trustee).

The issuance of shares of Chevron Corporation common stock under the Plan have been registered on a registration statement on Form S-8 filed with the U.S. Securities Exchange Commission (the SEC) on October 26, 2009.  On October 27, 2009, Chevron Corporation filed with the SEC a registration statement on Form S-3, as amended on December 1, 2009 and December 15, 2009, offering to rescind the purchase of shares of Chevron common stock by persons who acquired such shares through the Plan from February 21, 2008 through October 23, 2009.  The shares subject to the rescission offer may have been deemed not to have been properly registered with the SEC for offer and sale to Plan participants under the Securities Act of 1933, as amended.

Sale of North River Mine
In May 2011, the Company sold the North River Mine to Jim Walter Resources, Inc., a subsidiary of Walter Energy, Inc. (the Sale).   Former CMI employees of the North River Mine represented by the United Workers of America, Local 1926 became employees of Walter Energy, Inc.

Eligibility
The Plan is a trusteed 401(k) salary deferral plan covering all hourly paid employees of the North River Mine represented by the United Workers of America, Local 1926. Effective for periods after the Sale, no individual that is otherwise a participant is eligible to become a participant under the Plan. Prior to the Sale, employees, who are age 18 or older, were eligible to participate in the Plan on the first date of their employment.

A.	DESCRIPTION OF TERMINATING PLAN (Continued)

Contributions
Effective for periods after the Sale, no participant contributions are allowed under the Plan.

Participant Accounts
Effective for periods after the Sale, each participant’s account is allocated with Plan earnings and losses. Allocation is based on participant account balances, as defined. The benefit to which a participant is entitled is the amount that can be provided from the participant’s vested account balance.

Vesting
All participants in the Plan are fully vested in their account at all times.

Payment of Benefits
Employees over the age of 59½ may elect to withdraw funds from the Plan prior to termination of employment or retirement. On termination of service, a participant may receive the value of his or her account as a lump sum payment, or in monthly installments over various periods or life, provided that the participant is of retirement age as specified by the Internal Revenue Code (Code). Participants with vested balances greater than $1,000 have the option of leaving their accounts within the Plan after termination. There were no distributions considered payable as of December 31, 2013 and 2012.

Investment Alternatives
The participants of the Plan may currently choose among 15 investment alternatives that are managed by Merrill Lynch. These investment alternatives consist of 13 mutual funds (the Funds), a collective investment fund, and Chevron Corporation common stock. Allocations of earnings and losses are based on the participants’ account balances in each fund.

B.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting and Plan Termination
The Board of Directors of the Company voted on October 31, 2013 to terminate the Plan effective December 31, 2013. As a result, the Plan has changed its basis of accounting from the ongoing plan basis used in presenting the 2012 financial statements to the liquidation basis used in presenting the 2013 financial statements. This change in basis of accounting did not result in a change in the net assets available for benefits during 2013.

B.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenues are recognized as earned. Distributions to participants are recorded when paid. All other expenses are recorded as incurred.

Use of Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Investment Valuation and Income Recognition
Investments are reported at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Net appreciation (depreciation) in fair value of investments includes realized gains (losses) and unrealized appreciation (depreciation).

Fully Benefit-Responsive Contracts
The collective investment fund, which invests primarily in guaranteed investment contracts, and has a fully-benefit responsive feature, is recorded at fair value and adjusted to contract value, which represents contributions made under the contract, plus interest earned, less withdrawals and administrative expenses. Investment contracts held by a defined-contribution plan are required to be reported at fair value.  Contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the plan and is used to approximate fair value.  The Statements of Net Assets Available for Benefits present the fair value of the investment contracts from fair value to contract value.  The Statements of Changes in Net Assets Available for Benefits are prepared on a contract value basis.

Purchases and sales of securities are recorded on a trade-date basis. Dividends are recorded on the ex-dividend date. Interest income is recorded on the cash basis, which approximates the accrual basis.

C.    INVESTMENTS

The following broad range of investment options were available to participants:

Core Funds:
Fund Name	Fund Type
Chevron Corporation Common Stock	Company Stock
Wells Fargo Stable Value Fund	Stable Value
Ivy Balanced Fund	Balanced
Invesco International Growth Fund	International Equity
BlackRock Global Allocation Fund	Large Cap Blend
Sentinel Common Stock Fund	Large Cap Blend
BlackRock Capital Appreciation Fund	Large Cap Growth
Invesco Van Kampen American Franchise Fund	Large Cap Growth
BlackRock S&P 500 Index Fund	Large Cap Stock
American Funds Washington Mutual Investor Fund	Large Cap Value
Dreyfus Opportunistic Midcap Value Fund	Mid-Cap Value
MFS New Discovery Fund	Small Cap Growth
Victory Small Company Opportunity Fund	Small Cap Value
PIMCO Total Return Fund	Fixed Income
MFS Government Securities Fund	Fixed Income

The fair value of investments that represent 5% or more of the Plan’s net assets as of December 31, 2013 and 2012 are as follows:

	2013	2012
Common Stock
Chevron Corporation	$380,169	$397,523
Collective investment fund:
Wells Fargo Stable Value Fund at contract value	423,715	441,082
Mutual funds:
BlackRock Capital Appreciation Fund	202,617	209,135
BlackRock S&P 500 Index Fund	153,391	176,447
PIMCO Total Return Fund	141,218	143,094
INVESCO International Growth Fund	102,682	112,498
Sentinel Common Stock Fund	139,538	112,572
American Funds Washington Mutual Investor Fund	93,368	*

* Investment was below 5% of net assets at year-end.

C.    INVESTMENTS (Continued)

For the years ended December 31, 2013 and 2012, the Plan's investments (including gains and losses on investment bought and sold, as well as held during the year) appreciated in value as follows:

	2013	2012
Common Stock	$60,662	$6,201
Collective investment fund	4,068	6,419
Mutual funds	138,932	128,040
Net appreciation in fair value of investments	$203,662	$140,660

D.	FAIR VALUE MEASUREMENTS

Accounting Standards Codification 820, Fair Value Measurement, establishes a framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:

Level 1:	Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Plan has the ability to access.

Level 2:	Inputs to the valuation methodology include:
Quoted prices for similar assets or liabilities in active markets;
Quoted prices for identical or similar assets or liabilities in inactive markets;
Inputs other than quoted prices that are observable for the asset or liability; and
Inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3:	Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

D.	FAIR VALUE MEASUREMENTS (Continued)

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Following is a description of the valuation methodologies used for investments measured at fair value. There have been no changes in the methodologies used at December 31, 2013 and 2012.

•	Common stocks are valued at the closing price reported on the active market on which the individual securities are traded.

•
Collective investment fund is valued at the net asset value of units of participation held by the Plan. The value of the underlying assets of the collective investment fund is calculated based on quoted market prices or other observable inputs.

•	Mutual funds are valued at the net asset value of shares held by the Plan.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The following tables set forth by level within the fair value hierarchy, the Plan’s investments at fair value as of December 31, 2013 and 2012.

	Investments at Fair Value (in thousands) as of December 31, 2013
	Level 1	Level 2	Level 3	Total
Common Stock	$380,169	$—	$—	$380,169
Collective investment fund	—	427,075	—	427,075
Mutual Funds:
Equity funds	816,186	—	—	816,186
Fixed income funds	180,733	—	—	180,733
Allocation fund	34,704	—	—	34,704
Investments, at fair value	$1,411,792	$427,075	$—	$1,838,867

D.	FAIR VALUE MEASUREMENTS (Continued)

	Investments at Fair Value (in thousands) as of December 31, 2012
	Level 1	Level 2	Level 3	Total
Common Stock	$397,523	$—	$—	$397,523
Collective investment fund	—	453,893	—	453,893
Mutual Funds:
Equity funds	891,962	—	—	891,962
Fixed income funds	182,511	—	—	182,511
Allocation fund	30,339	—	—	30,339
Investments, at fair value	$1,502,335	$453,893	$—	$1,956,228

Transfers Between Levels
The Plan recognizes any transfers between levels in the fair value hierarchy as of the end of the reporting period. There were no transfers between levels for the years ended December 31, 2013 and 2012.

E.	TRUSTEE AND ADMINISTRATIVE SERV1CES

Certain trustee administrative and recordkeeping fees are paid by the Plan. The Plan incurred $1,000 and $932 for trustee fees during 2013 and 2012, respectively. These fees are included in the accompanying financial statements. The Company at its election, pays other Plan administrative and accounting fees. The Company incurred $15,315 and $15,131 for other administrative and accounting fees during the years ended December 31, 2013 and 2012, respectively. These fees are not reflected in the accompanying financial statements.

F.	TAX STATUS

The Plan administrator is in the process of getting a favorable determination letter on the termination of the Plan from the Internal Revenue Service (IRS). The Plan obtained its most recent determination letter from the IRS on January 24, 2011, in which the IRS stated the Plan, as then designed, is qualified with the applicable requirements of the Code and, therefore, the related trust is exempt from taxation. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The Plan administrator believes the Plan is being operated and terminated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan is qualified and the related trust is tax exempt.

F.	TAX STATUS (Continued)

GAAP requires Plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain tax position that would not meet the more likely than not standard and be sustained upon examination by the IRS.  The Plan administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2013, there are no uncertain tax positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements.  The IRS audits of the Plan’s annual reports and records for plan year 2008 through 2010 were completed. On June 3, 2013, the IRS approved and signed the Closing Agreement pertaining to the qualifications of the Plan. All items in that Closing Agreement were completed by the Company to the satisfaction of the IRS and requires no further action from the Company.

G.	RISKS AND UNCERTAINTIES

The Plan invests in various investment securities. Investment securities are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investments will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the Statements of Net Assets Available for Benefits.

H.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The Plan files its Form 5500 on the cash basis. The following is a reconciliation of the financial statements to the Form 5500 as of and for the years ended December 31, 2013 and 2012:

As of and for the year ended December 31, 2013:	Net Assets	Change in Net Assets
Per financial statements	$1,835,699	$(107,885)
Adjustment from contract value to fair value for fully benefit-responsive investment contract	3,360	(9,451)
Per Form 5500	$1,839,059	$(117,336)

H.    RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500 (Continued)

As of and for the year ended December 31, 2012:	Net Assets	Change in Net Assets
Per financial statements	$1,943,584	$(217,186)
Adjustment from contract value to fair value for fully benefit-responsive investment contract	12,811	(592)
Administrative expenses payable		(379)
Per Form 5500	$1,956,395	$(218,157)

I.	SUBSEQUENT EVENTS

The Plan’s financial statements have been evaluated for subsequent events and transactions. The Company determined that there are no subsequent events and transactions that require disclosure to or adjustment in the financial statements.

CMI TAX DEFERRED SAVINGS PLAN
EIN 44-0658937 PLAN NO. 008
SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS HELD
December 31, 2013

( a )	( b )	( c )	( e )
	Identity of Issue,	Description of Investment Including
	Borrower, Lessor,	Maturity Date, Rate of Interest,
	or Similar Party	Collateral, Par, or Maturity Value	Current Value

*	Chevron Corporation	Common Stock	$380,169
	Wells Fargo Stable Value Fund	Collective Investment Fund	427,075
	BlackRock Capital Appreciation Fund	Mutual Fund	202,617
	BlackRock S&P 500 Index Fund	Mutual Fund	153,391
	PIMCO Total Return Fund	Mutual Fund	141,218
	Sentinel Common Stock Fund	Mutual Fund	139,538
	Invesco International Growth Fund	Mutual Fund	102,682
	American Funds Washington Mutual Investor Fund	Mutual Fund	93,368
	Ivy Balanced Fund	Mutual Fund	86,639
	MFS Government Securities Fund	Mutual Fund	39,514
	BlackRock Global Allocation Fund	Mutual Fund	34,704
	MFS New Discovery Fund	Mutual Fund	13,616
	Victory Small Company Opportunity Fund	Mutual Fund	13,342
	Dreyfus Opportunistic MidCap Value Fund	Mutual Fund	5,562
	Invesco Van Kampen American Franchise Fund	Mutual Fund	5,431

			$1,838,867

* Investment with parties-in-interest as defined under ERISA.
Column (d) was omitted as all investments are participant-directed.